 Exhibit 5.1

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November 9, 2026

Apple Inc.
One Apple Park Way
Cupertino, California 95014

Re:
Registration Statement No. 333-282937 - Issuance of Floating Rate Notes due 2028, Floating Rate Notes due 2029, 4.650% Senior Notes due 2028, 4.750% Senior Notes due 2029, 4.900% Senior Notes due 2031, 5.100% Senior Notes due 2033 and 5.350% Senior Notes due 2036

To the addressee set forth above:

We have acted as special counsel to Apple Inc., a California corporation (the “Company”), in connection with the Company’s issuance of $500,000,000 in aggregate principal amount of its Floating Rate Notes due 2028 (the “2028 Floating Rate Notes”), $750,000,000 in aggregate principal amount of its Floating Rate Notes due 2029 (the “2029 Floating Rate Notes”), $1,000,000,000 in aggregate principal amount of its 4.650% Senior Notes due 2028 (the “2028 Senior Notes”), $1,000,000,000 in aggregate principal amount of its 4.750% Senior Notes due 2029 (the “2029 Senior Notes”), $1,000,000,000 in aggregate principal amount of its 4.900% Senior Notes due 2031 (the “2031 Senior Notes”), $1,250,000,000 in aggregate principal amount of its 5.100% Senior Notes due 2033 (the “2033 Senior Notes”) and $2,000,000,000 in aggregate principal amount of its 5.350% Senior Notes due 2036 (the “2036 Senior Notes” and, together with the 2028 Floating Rate Notes, the 2029 Floating Rate Notes, the 2028 Senior Notes, the 2029 Senior Notes, the 2031 Senior Notes and the 2033 Senior Notes, the “Notes”), under an Indenture, dated as of November 1, 2024, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, and an officers’ certificate, dated November 9, 2026, setting forth the terms of the Notes (together, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) and dated November 1, 2024 (Registration No. 333-282937) (as so filed and as amended, the “Registration Statement”), and an underwriting agreement, dated November 5, 2026, between the underwriters named therein and the Company.

November 9, 2026

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining as to the internal laws of the State of New York and the general corporation law of the State of California, and we express no opinion with respect to the applicability to the opinion expressed herein, or the effect thereon, of the laws of any other jurisdiction or, in the case of California, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to:

(i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(ii) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

(iii) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and

(iv) we express no opinion with respect to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief, (b) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (c) the waiver of rights or defenses contained in Sections 115 and 514 of the Indenture and waivers of broadly or vaguely stated rights, (d) covenants not to compete, (e) provisions for exclusivity, election or cumulation of rights or remedies, (f) provisions authorizing or validating conclusive or discretionary determinations, (g) grants of setoff rights, (h) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety, and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (i) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy and we call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorneys’ fees, (j) proxies, powers and trusts, (k) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property, or the effect thereon of California Civil Code Section 711, (l) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (m) provisions permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, and (n) the severability, if invalid, of provisions to the foregoing effect.

November 9, 2026

With your consent, except to the extent we have expressly opined as to such matters with respect to the Company herein, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated November 9, 2026 and to the reference to our firm contained in the prospectus for the offering of the Notes under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP